EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary                                        State Incorporated

General Housewares Export Corporation             U.S. Virgin Islands

Chicago Cutlery, Inc.                             Florida

Chicago Cutlery etc., Inc.                        Indiana

General Housewares of Canada Inc.                 Quebec, Canada